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         EXHIBIT 3

                          AMENDMENT TO RESTATED BYLAWS

                                       OF

                               HEALTHTRONICS, INC.



                  Article Two, Section 2.3 of the Restated Bylaws of HealthTronics, Inc. is amended as follows:


                                   ARTICLE TWO

         2.3 Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the President, or by any holder or holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Notice of any special meeting of shareholders shall state the purpose or purposes for which the meeting is called.



         All remaining provisions of the Restated Bylaws shall remain unchanged.


         I hereby certify that the foregoing is a true and correct copy of the Amendment to Restated Bylaws of HealthTronics, Inc. duly adopted by the Board of Directors of the Corporation on the 9th day of July, 1999.



                                             -----------------------------------
                                             SCOTT A. COCHRAN, Secretary


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